UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

WATERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 2, 2007

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 15, 2007 at 11:00 a.m., local time.

The notice of Meeting, Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting and the Proxy Statement on the Internet at http://www.waters.com/stockholder.

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Waters stockholder communications. For more information, see “Electronic Delivery of Waters Stockholder Communications” under the table of contents.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and (iii) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement which you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume
Chairman, President and
Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 15, 2007 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 20, 2007 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Meeting.

By order of the Board of Directors

Mark T. Beaudouin
Vice President
General Counsel and Secretary

Milford, Massachusetts
April 2, 2007

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Waters stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

•	If you are a registered holder (you hold your Waters shares in your own name through Waters’ transfer agent, The Bank of New York, or you have stock certificates), use the voting web address on your proxy card. There is a link on the voting web site that allows you to enroll to receive future mailings electronically.

•	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), and would like to receive these materials electronically in the future, please follow the simple instructions for electronic delivery on your Voting Instruction Form.

Your electronic delivery enrollment will be effective until cancelled. If you have questions about electronic delivery please email Waters Corporation at waters — proxy@waters.com.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the enclosed paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your proxy card, or the email you received for electronic delivery of the Proxy Statement, for further instruction on voting.

WATERS CORPORATION
34 Maple Street
Milford, Massachusetts 01757

PROXY STATEMENT
Annual Meeting of Stockholders
May 15, 2007, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2007 Annual Meeting of Stockholders (the “Meeting”) to be held on May 15, 2007 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. The Altman Group, Inc. has been hired by the Company to do a broker solicitation for a fee of $3,000 plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the “Common Stock”), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted in favor of the proposals made by the Board, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

Any stockholder returning the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the Meeting begins. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 20, 2007 (the “Record Date”).

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 100,897,647 shares of Common Stock outstanding and entitled to vote at the Meeting. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about April 2, 2007. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board recommends that the stockholders vote FOR each nominee for Director set forth below. Nine Directors are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this

Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their principal occupations for at least the preceding five-year period, certain directorships and their ages as of April 2, 2007.

Douglas A. Berthiaume, 58, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a Trustee of the Children’s Hospital Medical Center, The University of Massachusetts Amherst Foundation, and a Director of Genzyme Corporation.

Joshua Bekenstein, 48, has served as a Director of the Company since August 1994. He is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a Director of Bombardier Recreational Products, Inc., Toys R Us, Bright Horizons Family Solutions, Inc., and Dollarama.

Michael J. Berendt, Ph.D., 58, has served as a Director of the Company since March 1998. Dr. Berendt is the President and Chief Executive Officer of Aegera Therapeutics Inc., a position he assumed in March 2006. Dr. Berendt also worked for 18 years (1982-2000) in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a member of the Board of Directors of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience.

Edward Conard, 50, has served as a Director of the Company since August 1994. Mr. Conard has been a Managing Director of Bain Capital, LLC since March 1993. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is a Director of Innophos, Inc., Unisource Worldwide, Inc., Broder Brothers and Sensata Technologies, Inc.

Laurie H. Glimcher, M.D., 55, has served as a Director of the Company since January 1998. Dr. Glimcher has been Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a Member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences.

Christopher A. Kuebler, 53, has served as a Director of the Company since May 2006. Mr. Kuebler served as Chairman and CEO of Covance Inc., and its precursor companies from November 1994 to December 2004. He served as Chairman during 2005. Prior to joining Covance, Mr. Kuebler spent nearly 20 years in the pharmaceutical industry, at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is currently a Director of Nektar Therapeutics and The Ocean Conservancy.

William J. Miller, 61, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller is a Director of Nvidia Corporation, Viewsonic Corporation, Digimarc Corporation, and Overland Storage, Inc.

JoAnn A. Reed, 51, has served as a Director of the Company since May 2006. Ms. Reed is currently Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a position she assumed in 2002. From 1992 to 2002 she served as Senior Vice President, Finance. She joined Medco Containment Services,

Inc. in 1988. Her prior experience includes CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. She is a Trustee of St. Mary’s College of Notre Dame.

Thomas P. Salice, 47, has served as a Director of the Company since July 1994. Mr. Salice is a Managing Member of SFW Capital Partners, LLC, a position he assumed in January 2005. From June 1989 to December 2004 Mr. Salice served in a variety of capacities with AEA Investors, Inc. including Managing Director, President and Chief Executive Officer and most recently as Vice-Chairman from October 2002 through 2004. Mr. Salice is a Director of Agere Systems, Inc., and Mettler — Toledo International, Inc. and is a Trustee of Fordham University.

Required Vote: Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee’s election exceed the votes cast against such nominee’s election), except that, Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. Shares for which authority to vote for the election of a nominee is withheld (so-called abstentions) will be counted as present for the purpose of determining whether a quorum is present but not be treated as shares voted for any nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2007. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

The affirmative vote of the majority of the shares present at the Meeting in person or represented by Proxy, and entitled to vote on the matter is required to approve the proposal. Abstentions will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. If the proposal is not approved by the stockholders, the Board does not plan to change the appointment for fiscal 2007, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.  OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS

The Board held five meetings during the year ended December 31, 2006. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange. Mr. Berthiaume has certified to the New York Stock Exchange as of May 24, 2006 that he is not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chairman), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the committee’s functions, is available at the Company’s website at http://www.waters.com under the caption About Waters > Corporate Information > Corporate Governance.

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chairman), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLC. The Audit Committee recommends the engagement of the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available at the Company’s website at http://www.waters.com under the caption About Waters > Corporate Information > Corporate Governance.

The Compensation and Management Development Committee, which currently consists of Mr. William J. Miller (Chairman), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans, consistent with its charter, which is available at the Company’s website at http://www.waters.com under the caption About Waters >Corporate Information > Corporate Governance.

During fiscal year 2006, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2006, the Compensation and Management Development Committee met three times, the Audit Committee met seven times and the Nominating and Corporate Governance Committee met two times. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2006 annual meeting.

CORPORATE GOVERNANCE

During 2006, the Nominating and Corporate Governance Committee of the Board again implemented a comprehensive evaluation of the Board and each of its Committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and Committees in November 2006. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each Committee for discussion and analysis in January and February 2007. It is the intention of the Nominating and Corporate Governance Committee to engage in this process annually.

Increasingly, shareholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s shareholders with those of management, during 2004 the Nominating and Corporate Governance Committee considered and recommended to the Board minimum stock ownership guidelines for members of the Board and the Company’s executive officers. These guidelines, which were approved by the Board in February, 2004, provide for the accumulation by the Chief Executive Officer of common stock of the Company equal to five (5) times his base salary over a three year period, which requirement would also apply to any successor to the Chief Executive Officer.

Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are each required to accumulate common stock of the Company equal to two (2) times their base salary over a five year period. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five (5) year period. For purposes of accumulation of minimum stock ownership, grants of restricted stock by the Company to such executives or to members of the Board shall apply towards satisfaction of the guidelines.

Also, in 2004, the Nominating and Corporate Governance Committee voted to recommend that the Board adopt a “lead director” to preside over executive sessions of the non-management Directors of the Board and to provide a focal point for and to facilitate communication among non-management Directors, Company management and Company shareholders. In May, 2004, the Board accepted the recommendation of the Nominating and Corporate Governance Committee and elected Thomas P. Salice as the Company’s lead director.

During 2006, the Nominating and Corporate Governance Committee continued to review the Company’s corporate governance practices, Board committee charters and overall governance structure in light of the Sarbanes-Oxley Act of 2002 and rules and regulations adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

During 2006, the Nominating and Corporate Governance Committee undertook a review of the subject of majority voting with respect to the election of directors to the Board. This review was in response to the growing national sentiment of investors and corporate governance experts for public companies to adopt majority voting as a “best practice” of their corporate governance structures.

Throughout 2006, the Nominating and Corporate Governance Committee and the Board were informed, on multiple occasions, by both the Company’s General Counsel and Secretary as well as its outside counsel on current developments with respect to the adoption of majority voting provisions by other public companies. The briefings provided to the Nominating and Corporate Governance Committee and the Board included a review of the various forms of majority voting provisions, specific actions taken by other public companies to adopt such provisions and a review of the position of the American Bar Association as well as of Delaware law with respect to this topic.

On December 13, 2006, the recommendation by the Nominating and Corporate Governance Committee to adopt majority voting for Directors of the Company was accepted and approved by the Board and the by-laws of the Company were appropriately amended as of that date. The description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Previously, in September 2003, the Board approved a number of new or revised corporate governance documents in order to ensure the Company’s continued compliance with applicable law, rules and regulations. In particular, the Board adopted a revised Audit Committee charter, which is available at the Company’s website at http://www.waters.com under the caption About Waters >Corporate Information > Corporate Governance, and revised charters for its Compensation and Management Development Committee and its Nominating and Corporate Governance Committee. The Board also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption About Waters >Corporate Information > Corporate Governance and a copy of any of them may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee is currently comprised of three members: Dr. Michael J. Berendt, Chairman; Thomas P. Salice; and Dr. Laurie H. Glimcher. Each of the members of the Nominating and Corporate Governance Committee is independent, as such term is defined in the listing standards of the New York Stock Exchange.

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the independence requirements of the SEC and the New York Stock Exchange and should have demonstrated experience in organizational leadership and management. Candidates for Director should also be of the highest moral and ethical character and integrity, consistent with the standards established by the Company.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identifies a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the committee for review. Upon review by the Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, submits the candidate for approval by the full Board.

During 2005, the Nominating and Corporate Governance Committee undertook a search to identify new candidates for Board membership. The Committee retained the firm SpencerStuart to assist in the process of identifying potential candidates who would meet the criteria for Board membership at set forth above. The Committee received and reviewed the profiles of many candidates during the process and, based on the quality of the individuals identified, determined to expand its search and seek to nominate two members to the Board rather than the one originally contemplated. At a Special Meeting of the Nominating and Corporate Governance Committee held on January 6, 2006, the Committee unanimously voted to recommend that each of Christopher A. Kuebler and JoAnn A. Reed be nominated to serve as members of the Company’s Board of Directors. This recommendation was approved by the Company’s full Board of Directors at a regular meeting of the Board held on February 28, 2006 and each of Mr. Kuebler’s and Ms. Reed’s names were placed in nomination as candidates for election as directors of the Company by the Company’s stockholders at the Meeting on May 11, 2006 and each was elected as a director at that meeting.

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Report of the Committee

During 2006, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

During 2006, the Company continued its comprehensive efforts with respect to on-going compliance with the internal controls requirements of Section 404 of the Act. The initial phases of the project commenced during 2003 and required the allocation of unprecedented resources, both human and financial, to scope, implement and review the Section 404 compliance plan. In 2006, in addition to PricewaterhouseCoopers LLP, the Company again retained Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The compliance project itself was managed primarily by the Company’s Director of Internal Audit in conjunction with the Company’s Chief Financial Officer and its Corporate Controller. During 2006, the Audit Committee received regular and detailed briefings from the Company’s Director of Internal Audit, Ernst & Young LLP and PricewaterhouseCoopers LLP on the progress of the Company’s efforts to comply with Section 404 and on developments within the SEC and the Public Company Accounting Oversight Board with respects to modifications to Section 404. On February 27, 2007 PricewaterhouseCoopers LLP reported to the Audit Committee that it had identified no material weaknesses in the Company’s internal controls over financial reporting as of December 31, 2006.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Committee and the Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2006. The charter is available at the Company’s website at http://www.waters.com under the caption About Waters >Corporate Information > Corporate Governance.

During 2006, the Stockholders of the Company elected two new members of the Board. One of these new Directors, JoAnn A. Reed, was appointed to the Audit Committee in October, 2006.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2006. The Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly financial results prior to the release of earnings and the filing of the Company’s quarterly financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chairman), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and is “independent” as defined under the listing standards of the New York Stock Exchange and applicable rules and regulations of the SEC. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval the list and budgeted fees of non-audit services that it recommends the Committee engage its independent registered public accounting firm to provide for the fiscal year. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the budgeted fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process as well as new non-audit services requesting approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP must ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Committee hereby reports for the fiscal year ended December 31, 2006 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with Company management;

2.	It has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statement on Auditing Standards, AU §380;

3.	It has received from PricewaterhouseCoopers LLP its written disclosures and a letter required by Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committee, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 27, 2007 the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

Audit Fees

The aggregate fees for the fiscal years ended December 31, 2006 and December 31, 2005 by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, were as follows:

		2006		2005

Audit Fees		$3,118,086		$3,332,587
Audit Related Fees		$97,339		$102,632
Tax Related Fees
Tax Compliance	$366,773		$369,838
Tax Planning	$236,116		$158,604
Total Tax Related Fees		$602,889		$528,442
All Other Fees		$—		$—

Total		$3,818,314		$3,963,661

Audit Fees — consists of fees for the audit of the Company’s financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, advisory work on compliance with the Sarbanes-Oxley Act of 2002 prior to the attestation, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees — consists of fees for all other permissible services other than those reported above.

The Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are described in its report set forth herein.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 about shares of Common Stock outstanding and available for issuance under the Waters 2003 Equity Incentive Plan.

			Number of securities
			remaining available For
			future issuance under
			the Waters 2003
	Number of securities to	Weighted-average	Equity Incentive Plan
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options,	outstanding options,	reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	9,878,125	$38.51	5,413,302
Equity compensation plans not approved by security holders	0		0

Total	9,878,125	$38.51	5,413,302

Compensation and Management Development Committee Interlocks and Insider Participation

The Compensation and Management Development Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chairman), and Mr. Thomas P. Salice. Prior to the Company’s initial public offering in 1995, Mr. Salice served as an officer of the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of Waters Executive Compensation Program

It is the philosophy of the Board’s Compensation and Management Development Committee (the “Committee”) that Waters executive compensation program be both performance and market-based, and that a significant portion of the compensation program should be allocated to variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term shareholder value.

•	To align the interests of senior management with the Company’s shareholders.

•	To attract and retain senior executive talent.

What is the Waters Executive Compensation Program designed to reward?

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. It is the Company’s general intent to provide base salaries that are less than the market median for similarly situated executives in comparable firms, and to provide annual incentive opportunities that are greater than the market median. In aggregate, these two components, less than median base salaries and greater than median incentives, provide a total target cash compensation opportunity that approximates the median of the market. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual. Actual incentives will vary with the performance of the Company. Actual total cash can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total cash compensation effectively aligns executives with shareholders by placing emphasis on the achievement of annual earnings per share growth objectives.

Sustained high levels of annual achievement of earnings per share growth goals drives long-term shareholder value and the Waters’ compensation program is designed to reward the creation of shareholder value through the use of stock options. Stock options align executive compensation with shareholder interests because options only have value to the executive if the stock price increases over time. The value of Waters’ stock option grants enhance the competitive position of the executive’s total direct compensation (base salary, annual bonus and stock options) and further increases the orientation of total compensation toward performance-based instruments.

What are the elements of executive compensation?

There are three key elements of executive compensation: base salary, senior management incentive bonus (“annual incentive”), and long-term performance-based awards.

Base Salary

The base salaries for senior executives are reviewed annually by the Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Base salary increases for senior executives for fiscal year 2006, which were approved by the Committee in December 2005, ranged between 0% and 3.3%. These increases were determined by the Committee based on the above factors, including the Company’s 2005 actual earnings per share growth which fell below the target set by the Committee for fiscal 2005. Mr. Douglas Berthiaume declined a base salary increase for 2006.

At the end of fiscal 2006, the Committee considered the factors listed above in determining the 2007 salary levels for executive officers, including the Company’s above target earnings per share growth performance for fiscal 2006. The competitive analysis, the details of which are described in a later section of this Proxy Statement, indicated that on average the base salaries for executive officers fell at the 25th percentile of the competitive market for their respective positions. All base salaries for executive officers were below the market median for their respective positions. For 2007, the Committee recommended base salary increases for executive officers that ranged between 7.7% and 9.3%. Mr. Berthiaume’s annual salary of $650,000, which was in effect since January 1, 2004, was increased 7.7% to $700,000 as of January 1, 2007. The 2007 base salaries for all executive officers remain below the market median for their respective positions which is consistent with our philosophy to emphasize performance-based pay.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for officers and other senior executives of the Company. The Committee establishes performance targets at the beginning of each fiscal year. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the executive’s incentive plan target. The Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual bonuses for executive officers under the Management Incentive Plan.

For the 2006 fiscal year, the Committee established a 15% diluted earnings per share (“E.P.S.”) growth target excluding certain charges (“non-GAAP”) such as restructuring, litigation, asset impairment and the effect of the adopting Statement of Financial Accounting Standard 123(R) (SFAS 123(R)) Share-Based Payment, as well as a minimum threshold operating income performance requirement. The Committee excluded the effect of SFAS 123(R) because 2006 was the initial year of adoption. Other charges were excluded from the 2006 growth targets as the Committee believes these charges are not directly related to ongoing operations. In fiscal 2006, the Company exceeded the threshold operating income requirement. The Company’s 2006 E.P.S. growth as reported on a non-GAAP basis grew 22% to $2.44 from $2.00 in fiscal 2005. This above target Company performance resulted in above target payouts for the senior executives under the Management Incentive Plan for fiscal year 2006. The Committee has established E.P.S. and operating income measures for fiscal year 2007.

Long-Term Performance-Based Awards

Stock options are granted to executive officers and other members of senior management to align the interests of executives with those of Waters’ shareholders. We believe that stock options provide strong alignment between shareholders and executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to shareholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

In 2005, the Committee reviewed and evaluated in detail various long-term incentive instruments with a compensation consultant, Pearl Meyer & Partners. Based on this analysis, the Committee determined that non-qualified stock options most effectively meet Waters’ objectives for using performance oriented equity instruments for executive officers and senior executives. Below the senior management level, the Company’s primary objective for long-term equity compensation is the retention of key talent. Relying in part on advice from Pearl Meyer & Partners, the Committee also determined that restricted stock units were the most effective long-term incentive instrument to meet its objective of retention for employees below the senior management level. Waters has chosen not to employ restricted stock units for the senior management group to date.

Consistent with the Company’s strong financial and operational performance in 2006, it was the intention of the Committee to grant 150,000 non-qualified stock options to Mr. Berthiaume. While appreciative of the Committee’s intention to recognize the Company’s and Mr. Berthiaume’s performance in 2006, Mr. Berthiaume did not feel that it was necessary to grant additional equity participation to him at this time and declined to be considered for an option grant in 2006. The Committee will continue to consider Mr. Berthiaume for future stock option grants.

The Committee considered the strong operational and financial performance of the Company during fiscal year 2006, individual performance and competitive market data in determining non-qualified stock option grants for Messrs. Ornell, Caputo, Beaudouin and Ms. Rae. These factors were considered collectively without a specific weighting assigned to any one factor. The non-qualified stock options were granted under the Waters Corporation 2003 Equity Incentive Plan based on the closing price of the Common Stock on the grant date, December 13, 2006.

These options will vest at 20% per year for five years, and have a ten-year term. The five-year vesting schedule supports both the long-term focus of this element of compensation and Waters’ objective to retain senior executives.

Other Compensation

The Company does not offer any perquisites for the exclusive benefit of executive officers. Senior executives are eligible to participate in other compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “regular 401(k) plan”), Waters Retirement Plan, and employee stock purchase, health and insurance plans. They are also eligible to participate in the Waters Retirement Restoration Plan and the Waters 401(k) Restoration Plan that are available to all employees who meet certain minimum earnings eligibility criteria. A detailed description of the Waters Retirement Restoration Plan can be found in the Pension table and accompanying narrative section of this Proxy Statement. In addition, the Waters 401(k) Restoration Plan is described in detail in the Non-Qualified Deferred Compensation table and narrative section of this Proxy Statement.

Stock Ownership Guidelines

The importance of ownership in Waters’ stock by the executive officers is further emphasized through the ownership guidelines that require the Chief Executive Officer to acquire and retain Common Stock equal to five times his base salary over a three-year period. Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are required to accumulate and retain Common Stock equal to two times their base salary over a five-year period. These guidelines were approved by the Board in February, 2004. The ownership guidelines have been met by Mr. Berthiaume and Mr. Caputo. Mr. Ornell, Mr. Beaudouin, and Ms. Rae are comparatively new to their respective positions and are in the process of achieving their ownership requirement.

Stock Option Grant Practices

It has been the consistent practice of the Committee to grant stock options to senior management annually at the Committee’s December meeting. Grant prices are established based on the closing price of the Common Stock on the date of grant.

Why does Waters choose to pay each element?

Each element of compensation addresses specific objectives of the program and together they meet the overall objectives of the Waters’ executive compensation program. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term shareholder value. The Company does not target a specific mix of compensation between short-term and long-term vehicles. The Company does consider multiple factors, including the competitive market, Company and individual performance.

Base salaries are important in attracting and retaining senior executives. It is Waters’ general intent to set base salaries slightly below market median levels relative to the market for comparable positions and to consider the base salary amount in conjunction with the annual target incentive bonus amount.

The purpose of the Management Incentive Plan is to motivate executive officers to achieve the annual E.P.S. growth and operating targets established at the beginning of the fiscal year. This element of compensation is important in meeting the objective of allocating a significant portion of annual compensation to variable performance-based compensation.

Long-term equity based compensation awards are designed to motivate senior executives and other key employees to contribute to the Company’s long-term growth of shareholder value and to align executives’ compensation with the growth in Waters’ stock price.

How does Waters determine the amount of each compensation element?

The Committee considers a range of factors in determining the amount of each compensation element for each executive officer. As mentioned previously, the range of factors includes Company performance, individual performance and experience, competitive compensation levels, scope of responsibility and an individual’s potential for making future contributions to the Company. The Committee also considers the overall structure of the compensation elements and insures that the total compensation package emphasizes performance — based compensation.

Competitive Market Assessment

Competitive market data is an important component in determining the amount of compensation for each element and each executive. The Committee utilizes an outside external consultant, Pearl Meyer & Partners, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation, and long-term incentives. In addition, the Committee reviews the total compensation package for an executive from the perspective of total direct compensation which includes base, actual bonus and the value of the long-term incentive grant.

Pearl Meyer & Partners and the Committee utilize multiple sources to review the competitive marketplace for each executive. Sources include surveys such as the Hewitt Executive Compensation Survey and the CHiPS Executive and Senior Management Total Compensation Survey, as well as a core peer group of 14 publicly traded firms within the life sciences and analytical instrument industry with generally similar revenues as Waters. The peer group includes the following companies: Agilent, Applera — Applied Biosystems Group, Beckman Coulter, Bio-Rad Laboratories, Dade Behring Holdings, Fisher Scientific, Invitrogen Corp., Mettler-Toledo, Millipore Corp., Pall, Perkin Elmer, Thermo Electron, Varian Inc., and Varian Medical Systems. Data from the survey sources and the peer companies are combined to develop a primary market composite. In addition, the Committee considers data from a broader group of 21 high technology companies with revenues and market capitalization similar to Waters. The high technology group includes the following 21 companies: Activision, Applera-Applied Biosystems Group, Autodesk, C.R. Bard, Barr Pharmaceuticals, Beckman Coulter, Biomet, BMC Software, Cadence Design Systems, Citrix Systems. Cognos, Dade Behring Holdings, Invitrogen Corp., King Pharmaceuticals, McAfee, Millipore Corp., Mylan Laboratories, ResMed, Respironics, Sepracor, Varian Medical Systems. The Committee, with management, reviews the appropriateness of the peer group and the high technology group each year.

Management’s Role in Executive Compensation

The Committee approves all compensation decisions for the executive officers. In discharging their responsibility with regard to the compensation of the Company’s CEO and other senior executives, the Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. The Vice President of Human Resources also provides the Committee with information and analysis on the Company’s executive compensation programs, as requested. Mr. Berthiaume provides the Committee with his assessment of the performance of the Company and other executive officers, and makes recommendations for the compensation of other executive officers. The Committee makes all decisions with respect to the compensation of the CEO and executive officers. No executive officer makes any decision on any element of his/her own compensation.

Role of the Compensation Consultant:

The Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. Pearl Meyer & Partners participates in Compensation and Management Development Committee meetings and executive sessions and provides the Committee with information and advice on executive and director compensation such as competitive market assessments, trends, best practices and plan design.

Tax and Accounting Implications

Waters considers all the tax and accounting aspects of the compensation instruments utilized by it in determining the most efficient method to use in delivering executive compensation. This includes but is not limited to SFAS 123(R) and Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualify as performance-based. The Committee believes that payments under the Management Incentive Plan and stock option grants under the 2003 Equity Incentive Plan qualifies as performance-based compensation. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives.

How does each element and Waters’ decision regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

The Committee considers the effectiveness of each element of compensation in meeting the Company’s overall objectives for executive compensation as well as the competitive marketplace for each element of compensation. In addition, the Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. The Committee has also reviewed tally sheets as prepared by Pearl Meyer & Partners to ensure a full understanding of the actual and potential compensation being provided to executive officers. The Committee also believes that it is important to provide meaningful reward and recognition opportunities to executive officers irrespective of the potential gains the executive may realize from prior awards.

Certain Relationships and Related Transactions and Director Independence

Related Party Transaction Approval and Disclosure Policy

The Company does not currently have a policy with respect to approving and disclosing related party transactions. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange.

Loans to Executive Officers

At December 31, 2006 there were no loans outstanding due from executive officers. In compliance with the Sarbanes-Oxley Act of 2002, the Company no longer makes loans to its executive officers.

Indemnification of Directors and Officers

The Company provides indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on these discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chairman	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

The table below summarizes the total compensation paid or earned by each executive officer for the fiscal year ended December 31, 2006.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2006	$650,000	—	—	$2,041,401	$1,625,000	$127,730	$31,758	$4,475,889
Arthur G. Caputo Executive Vice President and President, Waters Division	2006	$375,000	—	—	$1,845,367	$787,500	$62,891	$8,760	$3,079,518
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	2006	$310,000	—	—	$954,644	$465,000	$27,885	$16,503	$1,774,032
Mark T. Beaudouin Vice President, General Counsel and Secretary	2006	$310,000	—	—	$668,331	$465,000	$21,932	$16,503	$1,481,766
Elizabeth B. Rae Vice President Human Resources	2006	$185,000	—	—	$295,876	$231,250	$11,662	$6,726	$730,514

(c)	Reflects the base salary earned by the executive officer during 2006.

(f)	The SFAS 123(R) expense was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate the SFAS 123R expense are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The closing price of the Common Stock on December 13, 2006, the date of grant, was $49.31.

(g)	Reflects the incentive earned for 2006 under the Company’s Management Incentive Plan which was approved and paid in 2007.

(h)	The change in the aggregate estimated present value of accrued retirement benefits from both the Waters Retirement Plan and the Waters Retirement Restoration Plan from 2005 to 2006 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae. There were no above market earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified Waters Employee Investment Plan and for the dollar value of group term life insurance premiums paid by the Company on behalf of the executive during 2006. The matching contribution for Messrs. Berthiaume, Caputo, Ornell, Caputo, Beaudouin and Ms. Rae were $29,598, $6,600, $14,775, $14,775, and $5,927 respectively. The life insurance premiums paid by the Company on behalf of the executive for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $2,160, $2,160, $1,728, $1,728, and $799 respectively. The Company does not offer any perquisites for the exclusive benefit of executive officers.

Grants of Plan-Based Awards Fiscal Year 2006

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Possible Payouts Under			Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Underlying	of Option	of Stock and
	Grant				Options	Awards	Option
Name	Date	Threshold	Target	Maximum	(#)	($/sh)	Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(i)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer		$162,500	$650,000	$2,437,500
Arthur G. Caputo Executive Vice President and President, Waters Division	12/13/2006				100,000	$49.31	$1,835,000
		$93,750	$337,500	$1,125,000
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	12/13/2006				40,000	$49.31	$734,000
		$77,500	$186,000	$651,000
Mark T. Beaudouin Vice President, General Counsel and Secretary	12/13/2006				40,000	$49.31	$734,000
		$77,500	$186,000	$651,000
Elizabeth B. Rae Vice President Human Resources	12/13/2006				30,000	$49.31	$550,500
		$37,000	$74,000	$314,500

(c),	(d), (e) For 2006, reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance. Performance below threshold performance would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m) the Management Incentive Plan has a $5,000,000 maximum payout limit.

(j)	Reflects the number of non-qualified stock options granted by the Compensation and Management Development Committee on December 13, 2006. These options will vest 20% per year for 5 years. It was the intention of the Committee to grant a stock option award to Mr. Berthiaume in 2006, however, Mr. Berthiaume declined to be considered for an option grant in 2006.

(k)	Reflects the closing price of the Common Stock on December 13, 2006.

(l)	Reflects the SFAS 123(R) fair value the stock option grant made on December 13, 2006 without regard to forfeitures. Assumptions used to value these awards using the Black-Scholes option pricing model are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The non-equity incentive plan award payment, column (g) of the Summary Compensation Table, was earned under the Company’s Management Incentive Plan during fiscal 2006. This incentive payment which is above the target payout as disclosed in column (d) in the Grants of Plan-Based Awards Table was based on exceeding the threshold requirement for operating income and the over achievement of the fiscal year earnings per share goals versus target. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts respectively for fiscal year 2006 under the Company’s Management Incentive Plan. The threshold payouts are 25% of base salary for Messrs. Berthiaume, Caputo, Ornell, and Beaudouin and 20% for Ms. Rae and would be payable upon achievement of threshold performance. Performance below the threshold level would result in a $0 payout under the Management Incentive Plan for all executive officers. The target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are 100%, 90%, 60%, 60% and 40% of base salary, respectively, and are payable upon attainment of 15% earnings per share growth (non-GAAP) over 2005. The maximum payout would require 27.5% earnings per share growth. The plan also provides for a maximum payout amount of $5,000,000 which was established to comply with the maximum payout requirements of Section 162(m) of the Internal Revenue Code of 1986.

The non-qualified stock option awards listed in column (j) of the Grants of Plan-Based Awards Table were granted pursuant to the Waters Corporation 2003 Equity Incentive Plan. These 2006 stock option awards were granted at a meeting of the Compensation and Management Development Committee held on December 13, 2006. The exercise price of $49.31 is equal to the closing market price of the Common Stock on December 13, 2006. All stock option grants to Messrs. Caputo, Ornell, and Beaudouin and Ms. Rae vest at 20% per year for five years and have a ten-year term. There have been no re-pricings or modifications of stock option awards for executive officers.

Consistent with the performance-oriented compensation philosophy outlined in the Compensation Discussion and Analysis, performance-based compensation instruments comprise more than 70% of the total compensation for all named executive officers as outlined in the Summary Compensation Table. There were no discretionary or guaranteed bonus payments (column d) to executive officers in 2006.

Messrs Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed in the Payments Upon Termination or Change of Control section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan				Market	Number of	Market or
			Awards			Number	Value of	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Shares or	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares, Units
	Underlying	Underlying	Underlying	Option		of Stock That	Stock	Other Rights	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	That	That Have	Rights That
	Options(#)	Options(#)	Unearned	Price	Expiration	Vested	Have Not	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options(#)	($)	Date	(#)	Vested($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	60,000	90,000	—	$47.12	12/8/2014	—	—	—	—
	90,000	60,000	—	$32.12	12/11/2013	—	—	—	—
	150,000	0	—	$36.25	12/12/2011	—	—	—	—
	100,000	0	—	$72.06	12/7/2010	—	—	—	—
	140,000	0	—	$23.06	12/9/2009	—	—	—	—
	200,000	0	—	$19.69	12/10/2008	—	—	—	—
	180,000	0	—	$10.69	12/2/2007	—	—	—	—

Arthur G. Caputo Executive Vice President and President, Waters Division	0	100,000	—	$49.31	12/13/2016	—	—	—	—
	20,000	80,000	—	$38.99	12/2/2015	—	—	—	—
	50,000	75,000	—	$47.12	12/8/2014	—	—	—	—
	60,000	40,000	—	$32.12	12/11/2013	—	—	—	—
	48,000	12,000	—	$21.39	12/30/2012	—	—	—	—
	75,000	0	—	$36.25	12/12/2011	—	—	—	—
	50,000	0	—	$72.06	12/7/2010	—	—	—	—
	80,000	0	—	$23.06	12/9/2009	—	—	—	—
	120,000	0	—	$19.69	12/10/2008	—	—	—	—

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	0	40,000	—	$49.31	12/13/2016	—	—	—	—
	8,000	32,000	—	$38.99	12/2/2015	—	—	—	—
	20,000	30,000	—	$47.12	12/8/2014	—	—	—	—
	30,000	20,000	—	$32.12	12/11/2013	—	—	—	—
	32,000	8,000	—	$21.39	12/30/2012	—	—	—	—
	60,000	0	—	$36.25	12/12/2011	—	—	—	—
	40,000	0	—	$72.06	12/7/2010	—	—	—	—
	60,000	0	—	$23.06	12/9/2009	—	—	—	—
	20,000	0	—	$19.69	12/10/2008	—	—	—	—
	16,000	0	—	$10.69	12/2/2007	—	—	—	—

Mark T. Beaudouin Vice President, General Counsel and Secretary	0	40,000	—	$49.31	12/13/2016	—	—	—	—
	8,000	32,000	—	$38.99	12/2/2015	—	—	—	—
	20,000	30,000	—	$47.12	12/8/2014	—	—	—	—
	30,000	20,000	—	$32.12	12/11/2013	—	——	—
	30,000	20,000	—	$21.05	4/1/2013	—	—	—	—

Elizabeth B. Rae Vice President Human Resources	0	30,000	—	$49.31	12/13/2016	—	—	—	—
	6,000	24,000	—	$38.99	12/2/2015	—	—	—	—
	6,000	9,000	—	$47.12	12/8/2014	—	—	—	—
	9,000	6,000	—	$32.12	12/11/2013	—	—	—	—
	9,600	2,400	—	$21.39	12/30/2012	—	—	—	—
	7,500	0	—	$36.25	12/12/2011	—	—	—	—
	6,000	0	—	$72.06	12/7/2010	—	—	—	—

(b)	(c) Although it was the intention of the Committee to grant a stock option award to Mr. Berthiaume in 2005 and 2006, Mr. Berthiaume declined to be considered for an option grant in 2005 and 2006. The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for five years. Grants with expiration dates of December 12, 2011 or earlier are 100% vested as of December 31, 2006. Vesting dates for annual grants with expiration dates after December 12, 2011 are December 30, December 11, December 8, December 2 and December 13, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date. In addition, Mr. Beaudouin’s new hire grant made on April 1, 2003 will vest an additional 20% on April 1, 2007 and April 1, 2008.

Option Exercises and Stock Vested Fiscal Year 2006

	Option Awards		Stock Awards
	Number of Securities	Value Realized Upon	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	154,000	$5,183,823	—	—
Arthur G. Caputo Executive Vice President and President, Waters Division	117,824	$3,830,432	—	—
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	17,600	$650,668	—	—
Mark T. Beaudouin Vice President, General Counsel and Secretary	—	—	—	—
Elizabeth B. Rae Vice President Human Resources	10,000	$235,282	—	—

All of options exercised by Mr. Berthiaume and Mr. Ornell and a portion of the options exercised by Mr. Caputo had expiration dates of May 24, 2006.

Pension Benefits Fiscal Year 2006

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume Chairman, President	Waters Corporation Retirement Plan	26.12	$226,950	—
and Chief Executive Officer	Waters Corporation Retirement Restoration Plan	26.12	$1,165,086	—
Arthur G. Caputo Executive Vice President	Waters Corporation Retirement Plan	29.19	$236,574	—
and President, Waters Division	Waters Corporation Retirement Restoration Plan	29.19	$441,442	—
John A. Ornell Vice President Finance	Waters Corporation Retirement Plan	16.54	$145,394	—
and Administration and Chief Financial Officer	Waters Corporation Retirement Restoration Plan	16.54	$104,134	—
Mark T. Beaudouin Vice President,	Waters Corporation Retirement Plan	3.75	$30,913	—
General Counsel and Secretary	Waters Corporation Retirement Restoration Plan	3.75	$45,931	—
Elizabeth B. Rae Vice President	Waters Corporation Retirement Plan	10.96	$62,830	—
Human Resources	Waters Corporation Retirement Restoration Plan	10.96	—	—

The present value of the accumulated benefit is calculated in accordance with SFAS 87-Employers Accounting for Pensions. Please refer to footnotes in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

The Company sponsors the Waters Retirement Plan, a defined benefit cash balance plan, for all U.S. employees. The Waters Retirement Restoration Plan is an unfunded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by IRS benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account.

Pay credits range from 4.0% to 9.5% of eligible compensation, depending on a participant’s amount of compensation and length of service with the Company. Eligible compensation includes base salary, incentive and bonus payments, commissions, and pre-tax deferrals, but excludes compensation related to stock option exercises, stock awards, and other compensation such as relocation expenses or employer contributions to retirement plans. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate. A participant is not vested in the Retirement Plan until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plan is age 65. The valuation method and material assumptions used in calculating the benefit reported in column (d) are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Waters Retirement Plan and Waters Retirement Restoration Plan (the “Plans”). Under the Plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume and Caputo are former Millipore Retirement Plan participants.

Non-Qualified Deferred Compensation Fiscal Year 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	Distributions ($)	at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	$44,195	$22,998	$493,699	—	$4,081,528
Arthur G. Caputo Executive Vice President and President, Waters Division	$0	$0	$54,188	—	$651,315
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	$26,231	$7,869	$80,148	—	$599,575
Mark T. Beaudouin Vice President, General Counsel and Secretary	$27,250	$7,869	$31,748	—	$224,502
Elizabeth B. Rae Vice President Human Resources	—	—	—	—	—

All non-qualified deferred compensation contributions made by the executive officer, or by the Company on behalf of the executive officer, are made pursuant to the Waters 401(k) Restoration Plan (the “Restoration Plan”). The purpose of the Restoration Plan is to allow certain management and highly- compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the Waters Employee Investment Plan (the “regular 401(k) plan”) ($15,000 in 2006). The Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the regular 401(k) plan if the IRS limit on compensation for such plan ($220,000 in 2006) did not apply.

Payments Upon Termination or Change of Control

Messrs Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004. Under the terms of the agreements, if any such officer’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreements), or such officer terminates his or her employment “for good reason” (as defined in the agreements) during the 18 month period following a change of control of the Company, such officer would be entitled to receive (i) a lump sum cash payment equal to 12 months of his or her monthly salary plus the target bonus that would have been payable to him or her during the 12-month period following termination, (ii) accelerated vesting of stock options, restricted stock grants and capital accumulation benefits, and (iii) 12 months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination. The agreements further provide that the benefits will be supplemented by an additional payment to “gross up” such officer for any excise tax under the “parachute payment” tax provisions of the Internal Revenue Code.

In the event that a triggering event occurred on December 31, 2006 under the Executive Change of Control/Severance Agreements for Messrs. Berthiaume, Beaudouin, Caputo, Ornell and Ms. Rae, cash severance payments of $1,300,000, $496,000, $712,500, $496,000, and $259,000 would be paid, respectively. Benefits continuation under the Executive Change of Control/Severance Agreements including life, accident, health and dental insurance benefits valued at the employer’s cost for Messrs. Berthiaume, Beaudouin, Caputo, Ornell and Ms. Rae, would be $13,823, $13,337, $10,391, $13,337 and $12,097, respectively. Under the Executive Change of Control/Severance Agreements a triggering event that vested all previously unvested stock options on December 31, 2006 with a stock price of $48.97 would result in a potential gain for Messrs. Berthiaume, Beaudouin, Caputo, Ornell and Ms. Rae $1,177,500, $1,270,262, $1,942,111, $932,500, and $423,462, respectively. Messrs. Berthiaume, Caputo, Ornell and Ms. Rae are vested for the benefits under the Waters Retirement Plan and Retirement Restoration Plan as disclosed in the Pension Benefits Table. In the event of a triggering event on December 31, 2006 in which Mr. Beaudouin became fully vested for the benefits under the Waters Retirement Plan and Retirement Restoration Plan as disclosed in the Pension Benefits Table, the present value of benefits that would become available to Mr. Beaudouin would be $76,844.

Director Compensation Fiscal Year 2006

					Change in
					Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive	Compensation	All Other
Name	Paid in Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(f)	(f)
Joshua Bekenstein	$38,000	$38,663	$74,563	—	—	—	$151,226
Michael J. Berendt, Ph.D.	$42,000	$38,663	$74,563	—	—	—	$155,226
Edward Conard	$45,000	$38,663	$74,563	—	—	—	$158,226
Laurie H. Glimcher, M.D.	$36,000	$38,663	$74,563	—	—	—	$149,226
Christopher A. Kuebler	$28,500	$9,254	$8,336	—	—	—	$46,090
William J. Miller	$59,500	$38,663	$74,563	—	—	—	$172,726
JoAnn A. Reed	$30,500	$9,254	$8,336	—	—	—	$48,090
Thomas P. Salice	$62,500	$38,663	$74,563	—	—	—	$175,726

(c)	Messrs. Bekenstein, Berendt, Conard, Miller, Salice, and Ms. Glimcher were each granted 1,000 restricted stock awards on January 2, 2006, with a SFAS 123(R) fair value of $38,100. Mr. Kuebler and Ms. Reed were each granted 1,000 restricted stock awards upon their election on May 11, 2006, with a SFAS 123(R) fair value of $44,250. The unvested restricted stock awards for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller,

Salice, Ms. Glimcher, and Ms. Reed on December 31, 2006 were 3,000, 3,000, 3,000, 1,000, 3,000, 3,000, 3,000, and 1,000 shares, respectively.

(d)	Messrs. Bekenstein, Berendt, Conard, Miller, Salice, and Ms. Glimcher were each granted 4,000 non-qualified stock options on January 2, 2006, with a SFAS 123R fair value of $54,856. Mr. Kuebler and Ms. Reed were each granted 4,000 non-qualified stock options upon their election on May 11, 2006, with a SFAS 123(R) fair value of $65,576. The outstanding non-qualified stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, Ms. Glimcher, and Ms. Reed on December 31, 2006 were 36,000, 32,000, 36,000, 4,000, 36,000, 33,600, 22,500, and 4,000 options, respectively.

For services performed in the year 2006, outside Directors each received a retainer of $30,000 for the year paid quarterly, $1,000 for each Board meeting attended, $1,000 for each Nominating and Compensation and Management Development Committee meeting attended, $2,500 for each Audit Committee attended, an annual grant of 4,000 non-qualified stock options and 1,000 shares of restricted stock. In addition, a Committee Chairman received an annual retainer of $4,000. Upon initial election to the Board, a Board Member receives a restricted stock grant of 1,000 shares and a non-qualified stock option grant of 4,000 shares.

Messrs. Bekenstein, Berendt, Conard, Miller and Salice and Ms. Glimcher were granted 1,000 shares of restricted stock on January 3, 2006 with a vesting date of January 30, 2009. Ms. Reed and Mr. Kuebler were granted 1,000 shares of restricted stock upon their initial election to the Board on May 11, 2006 with a vesting date of May 11, 2009. The closing price of the Common Stock was $38.10 on January 30, 2006 and $44.25 on May 11, 2006.

Messrs. Bekenstein, Berendt, Conard, Miller and Salice and Ms. Glimcher were granted 4,000 non-qualified stock options on January 3, 2006 with an exercise price equal to the closing price of the Common Stock on January 3, 2006 of $38.10 per share and a vesting schedule of 20% per year for five years. Ms. Reed and Mr. Kuebler were granted 4,000 non-qualified stock options upon their initial election to the Board on May 11, 2006 with an exercise price equal to the closing price of the Common Stock on May 11, 2006 of $44.25 per share and a vesting schedule of 20% per year for five years.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for serving on the Board or its committees.

The Committee utilizes an outside external consultant, Pearl Meyer & Partners, to provide advice on the structure of Director compensation. Pearl Meyer & Partners and the Committee utilize sources of data consistent with the Executive Compensation Assessment which include the peer group of 14 publicly traded firms, as well as data from a broader group of 24 high technology companies with revenues and market capitalization similar to Waters. Based on the Competitive Assessment, the Board approved the compensation for Board members for services performed in 2007. In 2007 Board compensation will include a retainer of $40,000 for the year paid quarterly, $1,500 for each Board meeting attended, and $1,500 for each Audit, Nominating and Compensation and Management Development Committee meeting attended. The annual retainer for the Audit Committee Chairman will be $10,000. The Chairman of both the Nominating and Compensation and Management Development Committees will each receive a $5,000 annual retainer. Equity compensation of 1,000 restricted stock awards and 4,000 non-qualified stock options will remain the same and continue to be granted on the first business day of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of Common Stock as of March 20, 2007 by each person or entity known to the Company who owns beneficially five percent or more of the Common Stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group (February 28, 2007 in the case of 5% stockholders).

		Percentage of
	Amount and Nature of	Outstanding
Name of Beneficial Owner	Beneficial Ownership(1)	Common Stock(1)

5% Stockholders
UBS Global Asset Management (Americas), Inc. — New York, NY	7,143,898	7.08%
Fidelity Investments — Boston, Massachusetts	5,702,803	5.65%
Aim Capital Management, Inc. — Houston, Texas	5,668,071	5.62%
Directors and Executive Officers
Mark T. Beaudouin(2)(3)	74,714	*
Douglas A. Berthiaume(2)(4)	3,796,080	3.73%
Arthur G. Caputo(2)(5)	1,083,106	1.07%
John Ornell(2)(6)	282,817	*
Elizabeth Rae(2)(7)	46,858	*
Joshua Bekenstein(2)(8)(11)	40,000	*
Dr. Michael J. Berendt(2)(12)	28,000	*
Edward Conard(2)(8)(10)	36,000	*
Dr. Laurie H. Glimcher(2)(12)	18,500	*
Christopher A. Kuebler(11)	2,800
William J. Miller(2)(8)(10)(11)	32,000	*
JoAnn A. Reed(10)	2,800
Thomas P. Salice(2)(8)(9)(10)(11)(12)	69,300	*
All Directors and Executive Officers as a group (12) persons)	5,512,975	5.36%

*	represents less than 1% of the total number of the issued and outstanding shares of Common Stock.

(1)	Figures are based upon 100,897,647 shares of Common Stock outstanding as of March 20, 2007. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of March 20, 2007.

(2)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 20, 2007 as follows: Mr. Beaudouin 73,000, Mr. Berthiaume 920,000, Mr. Caputo 503,000, Mr. Ornell 270,000, Ms. Rae 44,100, Mr. Bekenstein 28,000, Dr. Berendt 24,000, Mr. Conard 28,000, Dr. Glimcher 14,500, Mr. Kuebler 800, Mr. Miller 28,000, Ms. Reed 800 and Mr. Salice 25,600.

(3)	Includes 1,714 shares held in Mr. Beaudouin’s ESPP and 401K accounts.

(4)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 362,859 shares held by limited partnership interests, 34,632 shares held in Mr. Berthiaume’s 401K Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by the limited partnership interests.

(5)	Includes 101,982 shares held in Mr. Caputo’s 401K Plan account and 2,390 shares held by his daughters, for which Mr. Caputo disclaims beneficial ownership.

(6)	Includes 9,813 shares held in Mr. Ornell’s 401K and ESPP accounts and 3,000 shares held by his daughters for which Mr. Ornell disclaims beneficial ownership.

(7)	Includes 1,858 shares held in Ms. Rae’s 401K plan.

(8)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six (6) months in the future or upon his or her cessation of service as a Director of the Company.

(9)	Includes 3,000 shares held in Mr. Salice’s IRA and 3,200 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(10)	Member of the Audit Committee.

(11)	Member of the Compensation and Management Development Committee.

(12)	Member of the Nominating and Corporate Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

The Federal securities laws require the Company’s Directors and officers, and persons who own more than ten percent of the Common Stock, to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s officers, Directors and greater-than-ten-percent beneficial owners failed to file on a timely basis during the fiscal year ended December 31, 2006, or in prior fiscal years reports required by Section 16 of the Securities Exchange Act of 1934, as amended.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2008 Annual Meeting of Stockholders, anticipated to be scheduled on or about May 8, 2008, must be received by the Secretary of the Company as follows. Proposals that are submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting must be received by December 3, 2007. All other proposals must be received during the sixty to ninety day period preceding that meeting.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxypush.com/wat			1-866-307-0858
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
			•	Have your proxy card ready.		•	Detach your proxy card.
•	Have your proxy card ready.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
•	Follow the simple instructions that
appear on your computer screen.

1-866-307-0858
CALL TOLL-FREE TO VOTE
☐	Do not return your Proxy Card if you are voting by Telephone or Internet
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please sign, date and return your proxy in the envelope provided even if you plan to attend the meeting.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	To elect directors for the ensuing year and until their successors are elected.

	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐	FOR ALL NOMINEES EXCEPT	☐

Nominees:	(01) Joshua Bekenstein, (02) Michael J. Berendt, Ph.D., (03) Douglas A. Berthiaume, (04) Edward Conard, (05) Laurie H. Glimcher, M.D., (06) Christopher A. Kuebler, (07) William J. Miller, (08) JoAnn A. Reed and (09) Thomas P. Salice

3.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Note: If you wish to withhold authority to note for any particular nominee, mark “For All Nominees Except” and write each such nominee’s name on the line above.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007;	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE. AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

S C A N   L I N E
(If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

Date	Share Owner sign here	Co-Owner sign here

WATERS
The Officers and Directors of Waters Corporation
cordially invite you to attend
the Annual Meeting of Stockholders
to be held at Waters Corporation, 34 Maple Street,
Milford, Massachusetts on Tuesday, May 15, 2007 at 11:00 a.m.

Douglas A. Berthiaume

Chairman, President and Chief Executive Officer
(FOR RECORDED DIRECTIONS TO WATERS, CALL 508 482-3314)

WATERS CORPORATION
FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 15, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

WATERS CORPORATION
P.O. BOX 11103
NEW YORK, N.Y. 10203-0103